As filed with the Securities and Exchange Commission on May 9, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAYDON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-3186040
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

315 East Eisenhower Parkway, Suite 300, Ann Arbor, MI (Address of principal executive offices)	48108 (zip code)

Kaydon Corporation Director Deferred Compensation Plan
Kaydon Corporation 2003 Non-Employee Directors Equity Plan
(Full title of the Plans)

John F. Brocci
Vice President Administration and Secretary
Kaydon Corporation
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (734) 747-7025

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering	Aggregate	Registration
Securities(1)	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee

Common Stock, $0.10 par value	400,000 shs.	$22.48	$8,992,000	$727.45

(1)  Of these shares, 300,000 are issuable under the Kaydon Corporation 2003 Non-Employee Directors Equity Plan and 100,000 are issuable under the Kaydon Corporation Director Deferred Compensation Plan. Also, includes, with respect to each share of Common Stock, Rights, pursuant to the Company’s Rights Agreement, dated as of May 4, 2000, between the Company and Bank of New York, as successor Rights Agent. Until a triggering event occurs, the Rights trade with, and cannot be separated from, the Common Stock.

(2)  Estimated solely for purposes of computing the Registration Fee, pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock on the New York Stock Exchange consolidated reporting system on May 7, 2003.

CALCULATION OF REGISTRATION FEE
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion of Dykema Gossett PLLC
Consent of Ernst & Young LLP
Notice of Inability to Obtain Consent
2003 Non-Employee Directors Equity Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the “Registration Statement”) relates to the issuance of shares of Common Stock, par value $0.10 per share (the “Common Stock”) of Kaydon Corporation, a Delaware corporation (the “Company”), to persons who participate in the Kaydon Corporation Director Deferred Compensation Plan and in the Kaydon Corporation 2003 Non-Employee Directors Equity Plan (collectively, the “Plans”).

     The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b)	The Company’s Current Report on Form 8-K filed March 17, 2003.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, No. 1-11333, filed on May 20, 1994, under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock covered by this Registration Statement shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Information Regarding Financial Statements Incorporated by Reference into this Registration Statement

     On May 13, 2002, the Company announced that it had appointed Ernst & Young LLP to replace Arthur Andersen LLP (“Andersen”) as its independent auditors. The Company’s financial statements for and as of the fiscal years ended December 31, 2001 and December 30, 2000, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 incorporated by reference into this Registration Statement have been audited by Andersen, as stated in their report dated February 1, 2002, which is incorporated by reference herein. After reasonable efforts, the Company has been unable to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of its report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Andersen.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article 6 of the Company’s Bylaws requires the Company to indemnify directors and officers of the Company to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware.

     Section 102(b)(7) of the DGCL permits the inclusion of a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article Eight of the Certificate of Incorporation of the Company eliminates the liability of directors except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the unlawful payment of dividends or unlawful stock purchase or redemption)

or (iv) any transaction from which the director derived an improper personal benefit. The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL, Article Eight of the Certificate of Incorporation of the Company and Article 6 of the Bylaws of the Company, as applicable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement:

4.1	Rights Agreement dated as of May 4, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 24, 2000, and incorporated herein by reference)
4.2	Notice Letter dated June 23, 2000, from the Company to Continental Stock Transfer & Trust Company regarding the change of the Rights Agent under the Company’s Rights Agreement dated as of May 4, 2000 (previously filed as Exhibit 4.3 to Amendment No. 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference)
5	Opinion of Dykema Gossett PLLC as to the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Notice of Inability to Obtain Consent of Arthur Andersen LLP
23.3	Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit 5)
24	Power of Attorney (contained on signature page)
99.1	Kaydon Corporation Director Deferred Compensation Plan adopted December 14, 2000 (previously filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference)
99.2	Kaydon Corporation 2003 Non-Employee Directors Equity Plan

Item 9. Undertakings.

     (1)  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  The undersigned registrant hereby undertakes to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on May 9, 2003.

KAYDON CORPORATION

By: /s/ Brian P. Campbell

Brian P. Campbell, Chairman, President,
Chief Executive Officer and Chief
Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Brian P. Campbell and John F. Brocci, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by Kaydon Corporation and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2003.

Signature	Title

/s/ Brian P. Campbell Brian P. Campbell	Chairman, President, Chief Executive Officer and Chief Financial Officer (principal executive and principal financial officer)

/s/ Kenneth W. Crawford Kenneth W. Crawford	Vice President and Corporate Controller (principal accounting officer)

/s/ Gerald J. Breen Gerald J. Breen	Director

/s/ Robert M. Teeter Robert M. Teeter	Director

/s/ Thomas C. Sullivan Thomas C. Sullivan	Director

/s/ B. Joseph White B. Joseph White	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Rights Agreement dated as of May 4, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 24, 2000, and incorporated herein by reference)
4.2	Notice Letter dated June 23, 2000 from the Company to Continental Stock Transfer & Trust Company regarding the change of the Rights Agent under the Company’s Rights Agreement dated as of May 4, 2000 (previously filed as Exhibit 4.3 to Amendment No. 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference)
5	Opinion of Dykema Gossett PLLC as to the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Notice of Inability to Obtain Consent of Arthur Anderson LLP
23.3	Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit 5)
24	Power of Attorney (contained on signature page)
99.1	Kaydon Corporation Director Deferred Compensation Plan adopted December 14, 2000 (previously filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference)
99.2	Kaydon Corporation 2003 Non-Employee Directors Equity Plan